Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Reports Year-End Proved Reserve Quantities
CO2 Reserves Increase 12% to 6.3 Tcf
8% Sequential Increase in Quarterly Tertiary Oil Production
News Release
Released at 7:30 AM CDT
     DALLAS — February 1, 2010 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced that its total proved oil and natural gas reserves as of December 31, 2009 were 207.5 million barrels of oil equivalent (“MMBOE”), consisting of 192.9 million barrels (“MMBbls”) of crude oil, condensate and natural gas liquids and 88.0 billion cubic feet (“Bcf”) (14.7 MMBOE) of natural gas. Adjusted for the sale of the Company’s Barnett Shale properties, the Company’s reserve quantities increased approximately 19% from similarly adjusted year-end 2008 estimates (174.2 MMBOE). The Company also announced that its proved carbon dioxide (“CO2”) reserves were 6.3 trillion cubic feet (“Tcf”) at year-end 2009, a 12% increase over Denbury’s year-end 2008 CO2 reserves of 5.6 Tcf. The independent reservoir engineering firm of DeGolyer and MacNaughton prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities, for the ninth consecutive year. Denbury’s year-end 2009 proved reserves are 93% oil, 62% are proved developed, and 65% of the year-end reserves are proved tertiary oil reserves.
Proved Reserves and Analysis
     Denbury added 48.8 MMBOE of proved reserves during 2009 (before netting out 2009 production and property sales) replacing approximately 253% of its currently estimated 2009 production. The most significant reserve additions during 2009 were approximately 17.6 MMBbls added in the Company’s tertiary oil operations, 18.4 MMBOE related to the acquisition of Conroe Field, 9.6 MMBOE related to the acquisition of Hastings Field and 4.2 MMBOE related to commodity price revisions. The Company’s tertiary-related oil reserves added during the year were primarily at Cranfield Field (10.9 MMBbls) and Eucutta Field (2.5 MMBbls). Based on estimated fourth quarter 2009 production levels, the Company’s tertiary oil reserves have a 14.0 R/P ratio (reserve life in years based on current production levels). The Company sold approximately 74.2 MMBOE of proved reserves during 2009 through the divestiture of its Barnett Shale natural gas properties.
     The Company added incremental CO2 reserves of 940 Bcf during 2009 resulting in total proved CO2 reserves of 6.3 Tcf at December 31, 2009 (on a working interest basis) after deducting estimated 2009 production of 249 Bcf. The reserves additions resulted from the drilling of one additional CO2 source well, expansion of an existing unit and upward revisions of prior estimates. During 2010, the Company plans to drill three additional CO2 wells in the Jackson Dome area.
     Preliminary unaudited estimates of 2009 capital spending include approximately $305 million spent for oil and natural gas development and exploration activities (before proceeds from equipment sale/leasebacks of $49 million in 2009), approximately $630 million spent on Denbury’s CO2 pipelines, producing wells and facilities, and approximately $670 million expended on acquisitions, primarily related to the acquisition of Conroe and Hastings Fields in southeast Texas. The oil and natural gas capital expenditures included $14.3 million of capitalized interest during 2009 and the CO2 expenditures included $54.2 million of capitalized interest. The Company received approximately $475 million in net proceeds from the sale of oil and natural gas properties during 2009, primarily from the sale of its Barnett Shale properties. These capital expenditures included approximately $253 million incurred on unproved properties, primarily on new tertiary properties for which there were no proved reserves as of December 31, 2009.
     Based on these preliminary and unaudited 2009 estimates, 2009 finding costs, including the net change in future development cost for proved reserves, are currently estimated to be $16.50 per BOE (see reconciliation below). Using the more common “short-cut” method of computing finding cost which excludes the changes in future development costs and unevaluated properties, the Company’s 2009 finding costs would be estimated at $18.98 per BOE.
     In accordance with Securities and Exchange Commission (“SEC”) requirements, Denbury’s proved reserves at December 31, 2009 were computed using first-day-of-the-month 12-month average 2009 commodity prices of $61.18 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $3.87 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company. Denbury’s net average prices contained in the reserve report, were approximately $58.36 per Bbl of oil, $38.56 per Bbl of natural gas liquids, and $3.99 per Mcf of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10 Value”) was $3.1 billion at December 31, 2009, as compared to a PV-10 Value of $1.9 billion a year earlier prepared based upon unescalated year-end 2008 prices. This increase is primarily due to incremental reserves added during 2009 and a 37% increase in oil prices, partially offset by the divestiture of the Company’s Barnett Shale assets. PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes. Proved reserves at December 31, 2008 were computed using unescalated NYMEX commodity prices of $44.60 per Bbl of oil and a Henry Hub cash price of $5.71 per MMBtu of natural gas. The Company estimates that the PV-10 Value at December 31, 2009 would change by approximately $95 million for each dollar change in the oil price per Bbl and approximately $4 million for each $0.10 change in the natural gas price per Mcf, if the oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural gas prices were to change significantly, it is likely that the NYMEX differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.
     The PV-10 Value of the Company’s December 31, 2009 proved reserves, using an alternative price based on the futures market forward strip as of December 31, 2010 was $5.8 billion. Denbury’s net average price contained in this alternative reserve report were approximately $85.77 per Bbl of oil, $57.00 per Bbl of natural gas liquids, and $6.59 per Mcf of natural gas.

Following is a preliminary reconciliation of the changes in the Company’s proved oil and natural gas reserve quantities between
December 31, 2008 and December 31, 2009:

MMBOE
Balance at 12/31/2008	250.5
Sale of proved reserves	(74.2)
Estimated revisions due to price changes	4.2
Extensions, discoveries, improved recoveries, and other revisions	15.9
Acquisitions	28.7
Estimated 2009 production	(17.6)

Balance at 12/31/2009	207.5

2009 Production
     Based on preliminary data, the Company’s estimated average daily production rate for its tertiary oil production during the fourth quarter of 2009 is approximately 26,300 Bbls/d, an 8% sequential increase over its third quarter 2009 average tertiary production of 24,347 Bbls/d. Estimated 2009 average tertiary oil production is approximately 24,343 Bbls/d, slightly ahead of the Company’s guidance of 24,200 Bbls/d. The Company’s preliminary fourth quarter total production is approximately 44,940 BOE/d, a 5% sequential increase over the third quarter of 2009 average of 42,659 BOE/d. This results in an average annual production rate for 2009 of approximately 48,280 BOE/d. The Company anticipates that it will have a $60 million non-cash fair value pre-tax loss on the Company’s derivative commodity contracts during the fourth quarter.
Management Comments
     Phil Rykhoek, Chief Executive Officer, said: “We are very pleased to report the addition of almost one Tcf of incremental CO2 reserves during 2009. This increase provides most of the CO2 needed for our recent Conroe acquisition, once the deliverability and transportation logistics have been worked out. In addition, we have one well currently drilling at Jackson Dome and we plan to drill two additional wells later this year, with a goal of further increasing both our reserves and deliverability.”
     “Our oil and natural gas reserves came in much as expected. Based on our projected development program, we would expect our oil reserve additions to be higher during 2010 and 2011 as we focus more of our capital spending on oil fields rather than building CO2 pipelines, the primary focus of our 2009 capital program. Our Green Pipeline (CO2) is nearly complete from Louisiana to Oyster Bayou, our planned tertiary flood located just east of Galveston Bay. We plan to cross Galveston Bay during 2010 and continue on to Hastings Field, with an anticipated completion of the line late this year. This pipeline will provide the foundation for many years of production growth in the Gulf Coast area, which coupled with the oil properties we have acquired and the anticipated Encore acquisition in 2010, puts us on a path to potentially recognize and develop, over time, more than a billion barrels of oil. We have a lot of work to do to develop this potential, but we are extremely pleased about how the Company is currently positioned to exploit our premier CO2 franchise. We continue to be excited about the Encore acquisition, which is moving forward as planned, which will enable us to expand our successful program to a new growth area.”
Conference Presentations
      The Company will be presenting at the Credit Suisse Energy Summit on February 4, 2010 at 9:25 AM MDT. Prior to these presentations, the Company plans to update its slide presentation which will be available on Denbury’s website, www.denbury.com by Monday evening, February 1st. The Credit Suisse presentation will be webcast, and will be available from Denbury’s website for approximately 30 days thereafter.
2009 Earnings Announcement
     The Company has rescheduled its annual and fourth quarter 2009 results for Tuesday, February 23, 2010. You are invited to listen to our conference call broadcast live over the Internet on Tuesday, February 23, 2010 at 10:00 A.M. CDT. Phil Rykhoek, Chief Executive Officer, Tracy Evans, President and Chief Operating Officer, Mark Allen, Senior Vice President and Chief Financial Officer, and Bob Cornelius, Senior Vice President — Operations, will lead the call. The call may be accessed on our website at www.denbury.com.
Information on Reserves
     This release references barrels of oil and gas reserves that are potentially recoverable over time that may not comply with the SEC’s guidelines as to reserve information includable in filings with the SEC. Investors and securities holders are urged to consider closely disclosures in our periodic reports filed with the SEC, which are available free of charge our internet site (www.denbury.com). You can also obtain this information from the SEC on the SEC’s internet site (www.sec.gov) or by calling 1 800-SEC-0330.
Additional Information
     In connection with the transaction, Denbury and Encore will file a joint proxy statement/prospectus and other documents with the SEC. Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information regarding Denbury, Encore and the transaction.
     A definitive joint proxy statement/prospectus will be sent to stockholders of Denbury and Encore seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by Denbury and Encore with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or from Denbury’s website, www.denbury.com. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Bob Reeves, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com.
     Denbury, Encore and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement/prospectus when it becomes available.
About the Company
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in Louisiana, Alabama, and Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
Finding Cost Supporting Schedule (based on preliminary estimates):
All expenditure amounts below are preliminary estimates
(Amounts in millions)

Total oil and gas E&P expenditures	$305
Less sales proceeds from sale/leaseback of facilities	(49)
Less increase in goodwill and unevaluated properties	(253)
Acquisitions of oil and natural gas properties	670
Net increase in proved future development costs	132

Net expenditures	$805

Total reserves added, excluding production (MMBOE)	48.8

Estimated finding cost	$16.50

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including commodity prices, expected proved, probable or potential reserve quantities and values relating to the Company’s oil, natural gas, and carbon dioxide reserves, estimated capital expenditures and production for 2009, 2010 and future years, completion of projects which are underway and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com